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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2016

New York REIT, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-36416	27-1065431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor
New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Master Combination Agreement

              On May 25, 2016, New York REIT, Inc. (the "Company") and New York Recovery Operating Partnership, L.P. (the "Operating Partnership" and, together with the Company and their respective subsidiaries, the "Company Parties"), entered into a Master Combination Agreement (the "Combination Agreement") with JBG Properties, Inc. and JBG/Operating Partners, L.P. (collectively, the "JBG Management Entities"), and certain pooled investment funds that are affiliates of the JBG Management Entities (the "JBG Funds" and, collectively with the JBG Management Entities and certain new affiliated entities formed to facilitate the transactions, "JBG"), providing for a series of transactions (collectively, the "Combination Transactions") pursuant to which certain of JBG's real estate interests (the "Property Interests") and management business interests will be contributed to the Company Parties in exchange for an aggregate of up to approximately 319.9 million newly issued shares (the "Issued Common Shares") of common stock of the Company ("Common Stock") and newly issued units of limited partner interests in the Operating Partnership (the "Issued OP Units" and, together with the Issued Common Shares, the "Equity Consideration"), subject to certain adjustments, as further described in the "Consideration" section below.

              The following description of the Combination Agreement and the Combination Transactions does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Combination Agreement, a copy of which will be filed as an exhibit to a future filing by the Company with the Securities and Exchange Commission (the "SEC").

              Other than with respect to the Combination Agreement or as otherwise described herein, there is no material relationship between JBG or any of its affiliates or related parties, on the one hand, and the Company Parties or any of their affiliates or related parties, on the other hand.

              The closing of the Combination Transactions (the "Closing") is conditioned on, among other things, approval by the Company's stockholders of the issuance of the Equity Consideration at Closing (the "Company Stockholder Approval").

Effect of the Combination Transactions on the Company

              Following the consummation of the Combination Transactions, pursuant to or as contemplated by the Combination Agreement, among other things:

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  affiliates of JBG and the current investors of the JBG Funds (collectively, "JBG Equityholders") will collectively own approximately 65.2% of the Company on a fully diluted basis and the existing stockholders of the Company and the existing limited partners of the Operating Partnership will own approximately 34.8% of the Company on a fully diluted basis;

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  the Company will change its name to "JBG Realty Trust, Inc." and the headquarters of the Company will be moved to Chevy Chase, Maryland, with a regional office located in New York City, New York;

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  the Operating Partnership will change its name to "JBG Realty, L.P." and the agreement of limited partnership of the Operating Partnership will be amended and restated in a form agreed to in connection with the Combination Agreement;

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  all but one member of the Company's current board of directors (the "Board") and the Company's current executive officers will be replaced by designees of JBG and the Company will have a nine-member Board, a majority of whom will be independent directors and all of whom (except for one continuing Company director) will be designees of JBG;

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  the Company's advisory agreement with New York Recovery Advisors, LLC (the "Advisor"), the Company's external advisor, will terminate automatically in accordance with its terms at Closing; and

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  the Company will be self-managed with employees who are predominantly expected to be the current employees of JBG, as well as certain employees of the Advisor or its affiliates who previously were involved in the day-to-day management of the Company's assets and who will become employees of the Company.

Transaction

              The Combination Transactions include a series of related contribution and merger transactions, pursuant to which, among other things, in exchange for the Equity Consideration and Cash Consideration:

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  certain direct and indirect interests in certain real properties set forth in the Combination Agreement that are held by the JBG Funds through their ownership of equity interests (the "Included Interests") in certain entities set forth in the Combination Agreement (the "Included Entities") and other assets related thereto (together with the Included Interests, the "Included Assets") will be contributed to the Operating Partnership or its subsidiaries;

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  the JBG Management Entities that constitute the investment, development, construction, finance and other management services business with respect to the Property Interests and other properties will be merged with and into wholly owned subsidiaries of either the Company or the Operating Partnership; and

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  subject to receipt of any required third party consents from joint venture partners of the JBG Funds (as further described below under "Consents"), certain managing member interests held by JBG affiliates (the "Managing Member Entities") in any Included Entity will be contributed to a newly formed wholly owned subsidiary of the Operating Partnership.

              The real properties underlying the Included Interests include an operating portfolio consisting of 72 assets located in the metropolitan area of Washington, D.C. comprised of 38 office assets, 19 multifamily assets and 15 retail assets. In addition to this operating portfolio, the JBG Property Interests also include (i) a construction pipeline consisting of eight assets, (ii) a pre-development pipeline consisting of 12 assets and (iii) a land bank comprised of 41 future development parcels. JBG currently holds 40 of its operating assets, three of its construction assets, eight of its pre-development assets and 27 of its future development parcels through joint venture arrangements. In addition to these real estate assets, JBG has a management platform that provides fee-based real estate services to the JBG Funds, the JBG joint ventures and, in certain limited cases, third parties.

              Certain JBG Funds will continue to own assets that will not be contributed to the Company pursuant to the Combination Agreement (the "Excluded Assets") and the principals of JBG, including the principals who will become executive officers of the Company at Closing, will retain interests in these JBG Funds, which entitle them to "promotes" with respect to the Excluded Assets. The Excluded Assets can generally be categorized as (i) condominium and townhome assets, (ii) a number of hotels owned by the JBG Funds, (iii) assets likely to be sold in the near term, whether because they are under contract for sale, being marketed for sale or likely to be marketed for sale in the near term, (iv) assets that the Company is not acquiring because they are located in markets that will not be core markets for the Company going forward, (v) assets recently acquired through like kind exchanges under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), which must be held by the transferee for productive use or investment in order to defer recognition of capital gain or loss otherwise due upon sale of the asset, and (vi) certain specified Included Interests for which necessary consents cannot be obtained by Closing as further described in the "Consideration" section below.

Consents

              The contribution of certain Property Interests to the Company Parties in connection with the Combination Transactions will require the consent of certain third parties, including joint venture partners, lenders and ground lessors of JBG. The Combination Agreement requires JBG to seek to obtain such consents, and with respect to any required debt consent, to seek to refinance the applicable loan if a required consent is not likely to be obtained by the Closing. If a consent (or, with respect to debt consents, a refinancing in a manner that does not restrict the Combination Transactions) is not obtained with respect to certain specified Included Interests prior to the Closing, such Included Interests will be not be contributed at the Closing, and the consideration payable to JBG at the Closing will be reduced by a predetermined amount allocated to that Included Interest.

              In addition, the contribution of certain Included Interests that are members in joint ventures do not also require the consent of the joint venture partner if key individual principals of JBG remain in control of the Managing Member Entities that control such joint venture and/or the Included Interest that is a member in such joint venture. If a joint venture partner's consent in connection with the Combination Transactions is not obtained with respect to any such joint ventures prior to the Closing, the Managing Member Entity will not be contributed to the Company Parties and such entity (under the control of the JBG principals) will continue to act as a managing member to the joint venture and the Included Interest following the Closing. The Managing Member Entities do not have any economic interest in the Included Entities, and no adjustment will be made to the consideration payable to JBG at Closing if a managing member interest is excluded from the Combination Transactions for this reason.

Consideration

              At the Closing, an aggregate amount of up to approximately 319.9 million Issued Common Shares and Issued OP Units will be issued to JBG Equityholders in consideration for the contributions described above. The number of Issued Common Shares and Issued OP Units will be determined prior to Closing based on elections made by certain JBG Equityholders.

              Equity Consideration allocable to the JBG Equityholders in two of the JBG Funds and any JBG Equityholders who are not "accredited investors" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") will not be paid, and such JBG Equityholders will instead receive cash (the "Cash Consideration") in lieu of Equity Consideration in an amount determined based on the volume weighted average price of Common Stock on the business day preceding the Closing. It currently is not expected that the Cash Consideration will be in excess of $10,000,000, and, under the Combination Agreement, the Cash Consideration cannot exceed $20,000,000 without the approval of the Company. As described above, the amount of the Equity Consideration and Cash Consideration are subject to reduction with respect to certain specified Included Interests that ultimately are not contributed at Closing due to consents not being obtained.

              The Equity Consideration will be issued without registration under the Securities Act in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act and Regulation D thereunder for transactions not involving any public offering. No sales commission or other consideration will be paid in connection with such sale. After being held for one year, Issued OP Units will be redeemable for shares of Common Stock or the cash value of a corresponding number of shares, at the election of the Operating Partnership, in accordance with the limited partnership agreement of the Operating Partnership then in effect.

Registration Rights Agreements

              Pursuant to the Combination Agreement, at Closing, the Company and all JBG Equityholders receiving Equity Consideration will enter into Registration Rights Agreements, pursuant to which,

subject to certain exceptions, the Company will agree to: (i) file one or more registration statements registering the resale of the Issued Common Shares and to use commercially reasonable efforts to cause such registration statements to be declared effective on a date that would permit holders to effect resales on the New York Stock Exchange on (but not before) the first business day that is 60 days following the Closing; and (ii) file one or more registration statements registering, at the Company's election, either (a) the issuance of shares of Common Stock upon redemption of Issued OP Units, or (b) the resale of such shares of Common Stock, and to use commercially reasonable efforts to cause such registration statements to be declared effective no later than 12 months following the Closing.

Post-Closing Company Management and Board

              As provided in the Combination Agreement, (i) the Board approved the appointment of eight individuals designated by JBG and one individual designated by the Company (who will be Randolph C. Read unless he is unable or unwilling to serve as director as of the Closing), increasing the size of the Board from six members to nine, effective as of the Closing and (ii) Michael Glosserman and Robert Stewart, both of whom are principals of JBG, were appointed as Co-Chairmen of the Board, effective as of the Closing. Pursuant to the Combination Agreement, a majority of the members of the Board are required to be independent as determined under the applicable independence rules of the New York Stock Exchange. In addition, the Board elected individuals designated by JBG to serve as executive officers of the Company, effective as of the Closing.

Happel Consulting Agreement

              Michael Happel, the Company's President and Chief Executive Officer, has entered into an agreement with the Company (the "Happel Consulting Agreement") to provide consulting assistance in the transition for a six-month term following the Closing. Pursuant to the Happel Consulting Agreement, Mr. Happel will be paid a consulting fee $2,000,000, payable in shares of Common Stock, which will be paid on the date of Closing, plus an additional fee of $1,000,000, payable in shares of Common Stock, which will be paid at the end of the six-month term, except in certain limited circumstances. Mr. Happel will also receive cash compensation of $1,500 per month. Mr. Happel also may receive at the end of the six-month term an additional payment of up to $500,000, payable in shares of Common Stock, at the discretion of the Company. The shares issued to Mr. Happel under the Happel Consulting Agreement will be issued without registration under the Securities Act, in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act and Regulation D thereunder for transactions not involving any public offering. No sales commission or other consideration will be paid in connection with such sale.

              The foregoing description of the Happel Consulting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement, a copy of which will be filed as a future filing by the Company with the SEC.

Representations, Warranties and Covenants

              The Combination Agreement contains certain representations and warranties made by the Company Parties, on the one hand, and certain representations and warranties made by JBG, on the other hand. The representations and warranties were made by the parties as of the date of the Combination Agreement. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the Combination Agreement and qualified by information the parties provided to each other in disclosure letters delivered in connection with the Combination Agreement.

              Under the Combination Agreement, JBG and the Company Parties have each agreed to certain customary covenants for transactions of this nature, including, among others, covenants:

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  to operate and manage their respective properties and businesses in the ordinary course and consistent with past practices in all material respects during the period between the execution of the Combination Agreement and the Closing, subject to certain exceptions;

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  not to engage in certain activities during the period between the execution of the Combination Agreement and the Closing, subject to certain exceptions, which permit the Company to, among other things, make pre-Closing dividend payments at the current rate;

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  that JBG will use commercially reasonable efforts to obtain estoppel certificates from lessors under ground leases to which the Included Interests are subject;

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  that JBG will use commercially reasonable efforts to obtain a credit facility on or immediately prior to Closing (the "Credit Facility") on market terms with a maturity date at least 12 months after the date of the loan and a principal amount sufficient to repay certain specified expenses as set forth in the Combination Agreement plus not less than $50,000,000 in working capital, the closing of which will be a condition to Closing;

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  that JBG will effect certain restructuring transactions prior to Closing;

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  that as promptly as practicable following the date of the Combination Agreement, (i) the Company will duly call, convene and hold a meeting of its stockholders to consider and vote upon the Company Stockholder Approval, (ii) the Board will recommend to its stockholders that they give the Company Stockholder Approval and (iii) subject to certain exceptions, the Board will not withhold, withdraw, qualify, modify or amend its recommendation; and

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  that JBG shall take all action within its control, including making capital calls from their fund investors, to invest at least approximately $142 million of additional capital (net of distributions and less a daily reduction for the estimated net cash flow per day) in the Included Entities by Closing between April 1, 2016 through September 30, 2016.

              In addition, until the earlier of (i) the Closing and (ii) the termination of the Combination Agreement in accordance with its terms, the Company is subject to customary "no-shop" restrictions providing that the Company will not, and will cause its subsidiaries and its and their respective officers and directors not to, and use its commercially reasonable efforts to cause its representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or discussion regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, a "Takeover Proposal" (as defined below), (ii) continue, enter into or participate in any discussions regarding, or furnish to any third party any non-public information in connection with, or knowingly facilitate any third party in making a Takeover Proposal, (iii) approve, recommend, publicly declare advisable or execute or enter into any agreement with respect to a Takeover Proposal (other than an acceptable confidentiality agreement), or requiring or having the effect of requiring the Company to abandon, terminate or breach its obligations under the Combination Agreement or fail to consummate the Combination Transactions or (iv) agree to or propose publicly to do any of the foregoing. However, the no-shop restrictions are subject to certain exceptions, including customary provisions which allow the Company under certain circumstances to provide information to, and participate in discussions with, third parties with respect to unsolicited competing proposals.

              A "Takeover Proposal" generally means any proposal, offer or inquiry made by a person or "group" (as such term is defined in Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), whether in one transaction or a series of related transactions, relating to (i) a merger, consolidation, spin-off, share exchange (including a split-off), business combination or similar transaction involving the Company or any of its subsidiaries representing assets that generate 20% or more of the net revenues or net income of the consolidated assets of the Company or any of its subsidiaries, or represent 20% or more of the consolidated assets of the Company or any of its subsidiaries, taken as a whole, determined on a book-value basis (including any indebtedness secured solely by such asset) immediately prior to such transaction, (ii) a sale, contribution, exchange, transfer or other disposition (including by way of merger, consolidation, joint venture, business combination, share exchange or similar transaction), of assets that generate 20% or more of the net revenues or net income of the consolidated assets of the Company or any of its subsidiaries, or represent 20% or more of the consolidated assets of the Company or any of its subsidiaries, taken as a whole, determined on a book-value basis (including any indebtedness secured by such asset) immediately prior to such transaction, (iii) a purchase, issuance, sale or contribution of shares of capital stock or other securities (including by way of merger, consolidation, joint venture, business combination, share exchange or similar transaction), representing 20% or more of the voting power of the capital stock of the Company, (iv) any tender offer or exchange offer in which such Person or "group" seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Common Stock, (v) an issuance of units of limited partner interests in the Operating Partnership ("OP Units") representing 20% or more of the OP Units, including by way of property, partnership interest or limited liability company interest contribution or (vi) a reorganization, recapitalization, liquidation or dissolution of the Company and/or the Operating Partnership.

              The representations and warranties set forth in the Contribution Agreement have been made solely for the benefit of the parties to the Contribution Agreement. In addition, those representations and warranties (i) have been made only for the purpose of the Contribution Agreement, (ii) have been qualified by the disclosures made to the other party in connection with the Contribution Agreement, (iii) are subject to certain materiality qualifications contained in the Contribution Agreement that may differ from what may be viewed as material by investors and (iv) have been included in the Contribution Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Based upon the foregoing reasons, investors should not rely on the representations and warranties as statements of factual information. Investors should read the Contribution Agreement together with the other information concerning the Company and the Operating Partnership that they publicly file in reports and statements with the SEC.

              The representations, warranties and pre-Closing covenants made under the Combination Agreement will not survive the Closing and there are no post-Closing indemnification rights.

Conditions to Consummation of the Combination Transactions

              Consummation of the Combination Transactions is subject to certain mutual conditions of the parties, including (i) the Company Stockholder Approval having been obtained, (ii) the absence of any law, order or injunction prohibiting the Combination Transactions, (iii) the approval for listing of the Issued Common Shares and the share of Common Stock issuable upon redemption of the Issued OP Units with the New York Stock Exchange (subject only to official notice of issuance), (iv) that any required waiting periods under antitrust laws have expired or been waived or terminated, (v) satisfaction of all conditions to the closing of the Credit Facility, (vi) that there has been no material adverse effect on either party's business or properties, (vii) that the partnership agreement of the Operating Partnership will be amended and restated in such form as agreed to between the parties, (viii) the receipt of required third party consents, other than certain specified required third party consents, (ix) the receipt of certain specified required third party consents with respect to certain specified Included Interests such that no more than 7.2% of the total Included Interests may be excluded at the Closing due to the JBG's failure to obtain a required third party consent (the "Consent Condition"), (x) each member of the Board, except for Mr. Read, shall have resigned from the Board or shall have otherwise ceased to be a member of the Board, and (xi) the amount of additional capital

(net of distributions) invested by JBG with respect to the Included Entities from April 1, 2016 and on or before September 30, 2016, being not less than approximately $142 million (less a daily reduction for the estimated net cash flow per day if the Closing occurs prior to September 30, 2016).

              In addition, each party's obligation to consummate the Combination Transactions is subject to certain other conditions, including (i) the accuracy of the other party's representations and warranties and the other party's compliance with its covenants and agreements contained in the Combination Agreement, in each case, subject to customary materiality qualifiers, and (ii) each of JBG's and the Company's receipt of an opinion from the other party's counsel that the Company and the relevant JBG Contributing Entities, respectively, that are taxed as real estate investment trusts meet the requirements for qualification and taxation as a real estate investment trust under the Code.

Termination Rights; Termination Fees

              The Combination Agreement can be terminated by the Company or JBG in certain circumstances, including, among others, (i) if the Closing has not occurred prior to January 31, 2017 (the "Outside Date"), (ii) if the Combination Transactions are enjoined or otherwise prohibited by action of a governmental entity or (iii) in the event of certain uncured breaches by the other party that would result in a closing condition being incapable of being satisfied by the Outside Date.

              In connection with a termination of the Combination Agreement, the Company may be required to pay JBG a termination fee of $55,000,000 (the "Termination Fee") if the Combination Agreement is terminated under any of the following circumstances:

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  (A) by the Company or JBG if the Company Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting (including any adjournment or postponement thereof) subject to the limitations set forth below;

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  (B) by JBG due to the Company's breach or failure to perform any of its representations, warranties, covenants or other agreements set forth in the Combination Agreement, which breach or failure to perform, either individually or in the aggregate, would result in a failure of a closing condition and cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within twenty (20) business days of receipt of written notice; and, in the case of (A) or (B), (x) the Board receives or has received a Takeover Proposal after the date of the Combination Agreement, which Takeover Proposal is not subsequently withdrawn (and with respect to a termination under clause (A), which proposal has been publicly announced) and (y) within twelve (12) months of the termination of the Combination Agreement, the Company enters into a transaction regarding, or executes a definitive agreement with respect to any Takeover Proposal; provided, that for this purpose, the references to 20% in the definition of "Takeover Proposal" are deemed to be references to 50%;

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  (C) if the Combination Agreement is terminated by the Company in order to enter into a Superior Proposal (as defined below), provided that an agreement with respect to such Superior Proposal is entered into; or

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  (D) if the Combination Agreement is terminated by JBG due to the Board having made an Adverse Recommendation Change (as defined in the Combination Agreement).

              A "Superior Proposal" is defined as a bona fide written Takeover Proposal (except that for purposes of this definition, the references in the definition of "Takeover Proposal" to "20%" shall be replaced by "50%") made by a third party after the date of the Combination Agreement which the Board determines in good faith, in consultation with its legal and financial advisors and taking into account all financial, legal, regulatory and any other aspects that the Board deems relevant, (i) is on terms and conditions more favorable from a financial point of view to the stockholders of the Company than those contemplated by the Combination Agreement (taking into account, without limitation, any termination fees and expense reimbursement provisions contemplated by the Combination Agreement or the Takeover Proposal) and (ii) is reasonably likely to be consummated (if accepted) on the terms proposed.

              The Combination Agreement further provides that the Company is required to pay JBG the amount of its actual reasonable out-of-pocket fees and expenses incurred in connection with the Combination Transactions in an aggregate amount not to exceed $10,000,000 if the Combination Agreement is terminated by the Company or JBG as a result of the Company Stockholder Approval not being obtained. If the Combination Agreement is terminated by the Company because of JBG's failure to meet the Consent Condition, JBG will be required to reimburse the Company for the amount of its actual reasonable out-of-pocket fees and expenses incurred in connection with the Combination Transactions, subject to the same $10,000,000 cap.

Arrangements with Advisor

              Upon Closing, the Company's advisory agreement with Advisor will terminate automatically in accordance with its terms.

              In connection with entering into the Combination Agreement, the Company also entered into an agreement with the Advisor (the "Transition Services Agreement") pursuant to which, commencing on the Closing, the Advisor has agreed to provide the Company with certain transition services through the date on which the Company's Annual Report on Form 10-K for the year ending December 31, 2016 is filed with the SEC. As consideration for the services, the Company will pay to the Advisor an aggregate of $7,000,000, $2,833,334 of which is payable upon Closing and the remaining $4,166,666 of which will be payable in monthly installments. If the agreement is terminated for any reason, all unpaid amounts will be payable upon termination.

              In connection with entering into the Combination Agreement, the Company also entered into an agreement with the Advisor (the "OPP Termination Agreement") pursuant to which, subject to the Closing, the 2014 Advisor Multi-Year Outperformance Agreement by and among the Advisor, the Company and the Operating Partnership will be terminated, and an aggregate of 1,172,738 LTIP units in the Operating Partnership ("LTIP Units") that have been earned thereunder through April 16, 2016 and an additional 2,865,916 LTIP Units that will be deemed to be earned for the year ending April 16, 2017. At Closing, all LTIP Units will be converted into OP Units, which will be exchanged for 4,038,654 shares of Common Stock. These shares will be issued without registration under the Securities Act, in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act and Regulation D thereunder for transactions not involving any public offering. No sales commission or other consideration will be paid in connection with such sale. The OPP Termination Agreement also provides that the shares of Common Stock held by the Advisor or its transferees and the shares of Common Stock issuable upon conversion of OP Units or LTIP Units to the Advisor or its transferees will be registered as soon as practicable and in any event within 30 days of mailing of the definitive proxy statement seeking the Company Stockholder Approval.

              In connection with entering into the Combination Agreement, the Company also entered into a Termination and Release Agreement with the Advisor and certain of its affiliates (the "Omnibus Termination Agreement") pursuant to which, subject to, and effective as of, the Closing, the property management agreement and certain indemnity agreements related to tax matters between the Company and an affiliate of the Advisor will be terminated and each of the Advisor and its affiliates and the Company will release each other from any liability related to certain matters arising under the Advisory Agreement, which terminates at Closing, the Property Management Agreement and the tax indemnity agreements.

              The Transition Services Agreement, the OPP Termination Agreement, the Omnibus Termination Agreement will terminate upon certain circumstances, including upon termination of the Combination Agreement.

              The foregoing descriptions of the Transition Services Agreement, the OPP Termination Agreement and the Omnibus Termination Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Transition Services Agreement, the OPP Termination Agreement and the Omnibus Termination Agreement, copies of which will be filed as exhibits to a future filing by the Company with the SEC.

Debt Maintenance Agreement

              Pursuant to the Combination Agreement, at Closing, the Company will enter into an agreement with certain JBG Equityholders in the property commonly referred to as the Department of Transportation Headquarters to indemnify such investors against certain tax liabilities if the Company fails, prior to the expiration of ten years following the Closing, to maintain a certain level of debt and to offer such persons the opportunity to guarantee a certain level of debt for a period of at least 10 years, on terms and in an amount set forth in the definitive documents, in connection with the potential deferral of certain tax liabilities.

Support Agreement

              Concurrently with the execution of the Combination Agreement, William Kahane, a director of the Company, and Michael Happel, the President and Chief Executive Officer of the Company, have entered into a Support Agreement with JBG (the "Support Agreement"), pursuant to which they have agreed to vote in favor of the Company Stockholder Approval, upon the terms and subject to the conditions set forth in the Support Agreement 403,247 shares of Common Stock held by Mr. Kahane and 43,000 shares of Common Stock held by Mr. Happel are subject to the Support Agreement.

              The Support Agreement will terminate upon certain circumstances, including upon termination of the Combination Agreement.

              The foregoing description of the Support Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Support Agreement, a copy of which will be filed as a future filing by the Company with the SEC.

Forward-Looking Statements

              The statements in this Current Report on Form 8-K that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.

              The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to, the factors included in the Company's reports filed with the SEC, particularly in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's Annual Report on Form 10-K for the year ended December 31, 2015, the Company's latest Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016 and in Exhibit 99.4 to this Current Report on Form 8-K, as such Risk Factors may be updated from time to time in subsequent reports. The

Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information about the Combination Transactions and Where to Find It

              This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company or the solicitation of any vote or approval. The Company Stockholder Approval will be submitted to the stockholders of the Company for their approval. In connection with the Combination Transactions, the Company expects to file with the SEC relevant materials, including a definitive proxy statement which will be mailed or otherwise disseminated to the Company's stockholders when it becomes available. THE COMPANY'S STOCKHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

              Investors may obtain free copies of the proxy statement and other relevant documents filed by the Company with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company with the SEC are also available free of charge on the Company's website at http://www.NYRT.com.

Participants in Solicitation Relating to the Combination Transactions

              The Company, JBG and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Company's stockholders in respect of the matters to be submitted to the stockholders of the Company for their approval in connection with the Combination Transactions. Information regarding the Company's directors and executive officers can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016. Information regarding JBG's executive officers can be found in Exhibit 99.3 to this Current Report. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC in connection with the proposed transaction when they become available. These documents are available free of charge using the sources indicated above.

Item 3.02.    Unregistered Sales of Equity Securities.

              The disclosure in Item 1.01 under the captions "Consideration," "Happel Consulting Agreement" and "Arrangements with Advisor" is incorporated herein by reference.

Item 7.01.    Regulation FD Disclosure.

              On May 25, 2016, the Company issued a press release to announce the signing of the Combination Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

              In addition, the Company has prepared:

  •
  an investor presentation related to the Combination Transactions, which is attached hereto as Exhibit 99.2 and incorporated herein by reference;

  •
  a document containing certain audited and unaudited financial statements of the assets to be contributed by JBG in the Combination Transactions and other information that has been provided to the Company by JBG in connection with the Combination Transactions subject to the terms of Combination Agreement (the "JBG Information"), which is attached hereto as Exhibit 99.3 and incorporated herein by reference; and

  •
  a document containing risk factors related to the Combination Transactions and the JBG Information, which is attached hereto as Exhibit 99.4 and incorporated herein by reference.

              The Company intends to use this investor presentation, the JBG Information and the risk factors in connection with an investor conference call scheduled for 5:30 p.m. on May 25, 2016 (please see the press release attached hereto as Exhibit 99.1 for dial-in and playback information regarding this conference call) and at various meetings with the Company's stockholders in the coming weeks.

              The information set forth in Item 7.01 of this Current Report on Form 8-K and in the attached Exhibits 99.1, 99.2, 99.3 and 99.4 is deemed to be "furnished" and shall not be deemed to be "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. The information set forth in Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1, 99.2, 99.3 and 99.4, shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act, regardless of any general incorporation language in such filing.

Item 9.01.    Financial Statements and Exhibits.

(d)
Exhibits

Exhibit No.	Description
99.1	Press Release dated May 25, 2016
99.2	Investor Presentation
99.3	JBG Information
99.4	Risk Factors

 SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2016	NEW YORK REIT, INC.
	By:	/s/ MICHAEL A. HAPPEL Michael A. Happel Chief Executive Officer and President

QuickLinks

  Item 1.01. Entry into a Material Definitive Agreement.
  Item 3.02. Unregistered Sales of Equity Securities.
  Item 7.01. Regulation FD Disclosure.
  Item 9.01. Financial Statements and Exhibits.
SIGNATURES